Exhibit 107

Calculation of Filing Fee Tables

F-3

(Form Type)

FITELL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s Name into English)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)

Fees to be paid	Equity	Ordinary Shares, $0.0001 per share	457	(o)
	Debt	Debt Securities	457	(o)
	Other	Units	457	(o)
	Other	Warrants to purchase Ordinary Shares	457	(o)
	Other	Rights	457	(o)
		Total Offering Amounts(3)					$150,000,000	0.00015310		$22,965
		Total Fees Previously Paid							$
		Total Fee Offsets							$
		Net Fee Due								$22,965

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Fitell Corporation.

(2)	Such indeterminate number or amount of common stock, preferred stock, debt securities, warrants to purchase any combination of the foregoing securities, and units composed of one or more of the foregoing securities, with an aggregate initial offering price not to exceed $150,000,000. Securities registered hereunder may be sold separately or together in any combination with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for securities that provide for conversion or exchange, upon exercise of securities or pursuant to the antidilution provisions of any other securities.

(3)	The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instructions to the Calculation of Filing Fee Tables and Related Disclosure —1.D. of Form F-3 under the Securities Act.